                                                                  Exhibit (b)(4)

                                                                  EXECUTION COPY

                           LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                         BOYD BROS. TRANSPORTATION INC.

                                       AND

                        LASALLE BANK NATIONAL ASSOCIATION

                            DATED SEPTEMBER 13, 2004

                                TABLE OF CONTENTS

Section  1.       DEFINITIONS.................................................................................... 1
         1.1      Defined Terms.................................................................................. 1
         1.2      Accounting Terms...............................................................................20
         1.3      Other Terms Defined in UCC.....................................................................20
         1.4      Other Interpretive Provisions..................................................................20


Section  2.       COMMITMENT OF THE BANK.........................................................................21
         2.1      Revolving Loans................................................................................21
         2.2      Term Loan......................................................................................22
         2.3      Mandatory Prepayment of Loans..................................................................24
         2.4      Additional LIBOR Loan Provisions...............................................................24
         2.5      Interest and Fee Computation; Collection of Funds..............................................26
         2.6      Late Charge....................................................................................26
         2.7      Letters of Credit..............................................................................26
         2.8      Taxes..........................................................................................27
         2.9      All Loans to Constitute Single Obligation......................................................28


Section  3.       CONDITIONS OF BORROWING........................................................................28
         3.1      Loan Documents.................................................................................28
         3.2      Borrowing Base Certificate.....................................................................31
         3.3      Event of Default...............................................................................31
         3.4      Material Adverse Effect........................................................................31
         3.5      Litigation.....................................................................................31
         3.6      Representations and Warranties.................................................................31
         3.7      Payment of Fees and Expenses...................................................................31
         3.8      Consummation of Going Private Transaction......................................................32


Section  4.       NOTES EVIDENCING LOANS.........................................................................32
         4.1.     Revolving Note.................................................................................32
         4.2.     Term Note......................................................................................32


Section 5.        MANNER OF BORROWING............................................................................32
        5.1.      Borrowing Procedures...........................................................................32
        5.2.      LIBOR Conversion and Continuation Procedures...................................................33
        5.3.      Letters of Credit..............................................................................33
        5.4.      Automatic Debit................................................................................34
        5.5.      Discretionary Disbursements....................................................................34


Section  6.       SECURITY FOR THE OBLIGATIONS...................................................................34
         6.1.     Security for Obligations.......................................................................34

         6.2.     Other Collateral...............................................................................34
         6.3.     Possession and Transfer of Collateral..........................................................35
         6.4.     Financing Statements...........................................................................35
         6.5.     [Reserved].....................................................................................35
         6.6.     Preservation of the Collateral.................................................................35
         6.7.     Other Actions as to any and all Collateral.....................................................36
         6.8.     Lockbox Arrangement............................................................................36
         6.9.     Letter-of-Credit Rights........................................................................37
         6.10.    Commercial Tort Claims.........................................................................37
         6.11.    Electronic Chattel Paper and Transferable Records..............................................37


Section  7.       REPRESENTATIONS AND WARRANTIES.................................................................37
         7.1.     Borrower Organization and Name.................................................................38
         7.2.     Authorization..................................................................................38
         7.3.     Validity and Binding Nature....................................................................38
         7.4.     Consent; Absence of Breach.....................................................................38
         7.5.     Ownership of Properties; Liens.................................................................39
         7.6.     Equity Ownership...............................................................................39
         7.7.     Intellectual Property..........................................................................39
         7.8.     Financial Statements...........................................................................39
         7.9      Litigation and Contingent Liabilities..........................................................39
         7.10.    Event of Default...............................................................................40
         7.11.    Adverse Circumstances..........................................................................40
         7.12.    Environmental Laws and Hazardous Substances....................................................40
         7.13.    Solvency, etc..................................................................................40
         7.14.    ERISA Obligations..............................................................................41
         7.15.    Labor Relations................................................................................41
         7.16.    Security Interest..............................................................................41
         7.17.    Lending Relationship...........................................................................41
         7.18.    Business Loan..................................................................................41
         7.19.    Taxes    42
         7.20.    [Reserved].....................................................................................42
         7.21.    Governmental Regulation........................................................................42
         7.22.    Bank Accounts; Letters of Credit...............................................................42
         7.23.    Place of Business..............................................................................42
         7.24.    Complete Information...........................................................................42
         7.25.    Subordinated Debt..............................................................................43


Section  8.       AFFIRMATIVE COVENANTS..........................................................................43
         8.1.     Compliance with Bank Regulatory Requirements; Increased Costs..................................43
         8.2.     Borrower Existence.............................................................................43
         8.3.     Compliance With Laws...........................................................................43
         8.4.     Payment of Taxes and Liabilities...............................................................44
         8.5.     Maintain Property..............................................................................44
         8.6.     Maintain Insurance.............................................................................44

         8.7.     ERISA Liabilities; Employee Plans..............................................................45
         8.8.     Financial Statements...........................................................................45
         8.9.     Supplemental Financial Statements..............................................................46
         8.10.    Borrowing Base Certificate.....................................................................46
         8.11.    Aged Accounts Schedule.........................................................................46
         8.12.    Covenant Compliance Certificate................................................................46
         8.13.    Field Audits...................................................................................47
         8.14.    Other Reports..................................................................................47
         8.15.    Property Records...............................................................................47
         8.16.    Intellectual Property..........................................................................47
         8.17.    Notice of Proceedings..........................................................................47
         8.18.    Notice of Event of Default or Material Adverse Effect..........................................47
         8.19.    Environmental Matters..........................................................................47
         8.20.    Further Assurances.............................................................................48
         8.21.    Banking Relationship...........................................................................48
         8.22.    Non-Utilization Fee............................................................................48
         8.23.    Post-Closing Covenants.........................................................................48


Section  9.       NEGATIVE COVENANTS.............................................................................48
         9.1      Debt...........................................................................................48
         9.2.     Encumbrances...................................................................................49
         9.3.     Investments....................................................................................49
         9.4.     Transfer; Merger; Sales........................................................................50
         9.5.     Issuance of Capital Securities.................................................................50
         9.6.     Distributions..................................................................................50
         9.7.     Transactions with Affiliates...................................................................51
         9.8.     Unconditional Purchase Obligations.............................................................51
         9.9.     Cancellation of Debt...........................................................................51
         9.10.    Inconsistent Agreements........................................................................52
         9.11.    Use of Proceeds................................................................................52
         9.12.    Bank Accounts..................................................................................52
         9.13.    Business Activities; Change of Legal Status and Organizational Documents.......................52


Section  10.      FINANCIAL COVENANTS............................................................................52
         10.1.    Tangible Net Worth.............................................................................52
         10.2.    Total Funded Debt to EBITDA....................................................................52
         10.3.    Fixed Charge Coverage..........................................................................53
         10.4.    Capital Expenditures...........................................................................53


Section  11.      EVENTS OF DEFAULT..............................................................................53
         11.1.    Nonpayment of Obligations......................................................................53
         11.2.    Misrepresentation..............................................................................53
         11.3.    Nonperformance.................................................................................53

         11.4.    Default under Loan Documents...................................................................53
         11.5.    Default under Other Debt.......................................................................53
         11.6.    Other Material Obligations.....................................................................54
         11.7.    Bankruptcy, Insolvency, etc....................................................................54
         11.8.    Judgments......................................................................................54
         11.9.    Change in Control..............................................................................54
         11.10.   Collateral Impairment..........................................................................54
         11.11.   Material Adverse Effect........................................................................54
         11.12.   Guaranty 55
         11.13.   Subordinated Debt..............................................................................55


Section  12.      REMEDIES.......................................................................................55
         12.1.    Possession and Assembly of Collateral..........................................................55
         12.2.    Sale of Collateral.............................................................................55
         12.3.    Standards for Exercising Remedies..............................................................56
         12.4.    UCC and Offset Rights..........................................................................57
         12.5.    Additional Remedies............................................................................57
         12.6.    Attorney-in-Fact...............................................................................58
         12.7.    No Marshaling..................................................................................58
         12.8.    Application of Proceeds........................................................................59
         12.9.    No Waiver......................................................................................59
         12.10.   Letters of Credit..............................................................................59


Section  13.      MISCELLANEOUS..................................................................................60
         13.1.    Obligations Absolute...........................................................................60
         13.2.    Entire Agreement...............................................................................60
         13.3.    Amendments; Waivers............................................................................60
         13.4.    [Reserved].....................................................................................60
         13.5.    FORUM SELECTION AND CONSENT TO JURISDICTION....................................................61
         13.6.    WAIVER OF JURY TRIAL...........................................................................61
         13.7.    Assignability..................................................................................61
         13.8.    Confirmations..................................................................................62
         13.9.    Confidentiality................................................................................62
         13.10.   Binding Effect.................................................................................62
         13.11.   Governing Law..................................................................................62
         13.12.   Enforceability.................................................................................62
         13.13.   Survival of Borrower Representations...........................................................62
         13.14.   Extensions of Bank's Commitment................................................................63
         13.15.   Time of Essence................................................................................63
         13.16.   Counterparts; Facsimile Signatures.............................................................63
         13.17.   Notices  63
         13.18.   Release of Claims Against Bank.................................................................64
         13.19.   Costs, Fees and Expenses.......................................................................64
         13.20.   Indemnification................................................................................65
         13.21.   Revival and Reinstatement of Obligations.......................................................65
         13.22.   Customer Identification - USA Patriot Act Notice...............................................65

                           LOAN AND SECURITY AGREEMENT

         This LOAN AND SECURITY AGREEMENT, dated as of September 13, 2004 (this "Agreement"), is executed by and between BOYD BROS. TRANSPORTATION INC., a Delaware corporation (the "Borrower"), which has its chief executive office located at 3275 Highway 30, Clayton, Alabama 36016 and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"), whose address is 135 South La Salle Street, Chicago, Illinois 60603.

                                R E C I T A L S:

         A. The Borrower desires to borrow funds and obtain other financial accommodations from the Bank.

         B. Pursuant to the Borrower's request, the Bank is willing to extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Bank, and the Bank agrees to lend to the Borrower, subject to and upon the following terms and conditions:

                              A G R E E M E N T S:

Section 1.        DEFINITIONS.

         1.1. Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

         "Affiliate" of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Bank, any entity administered or managed by the Bank, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

         "AmSouth Bank Credit Agreement" shall mean that certain Amended and Restated Credit Agreement, dated as of May 1, 2001, between Borrower and WTI (formerly known as Welborn Transport, Inc.) as co-borrowers and AmSouth Bank, as lender.

         "Applicable Letter of Credit Fee Rate" and "Applicable Non-Utilization Fee Rate" shall mean the rate per annum to determine the Letter of Credit Fee and the Letter of Credit Non-Utilization Fee, respectively, as determined by the ratio of Modified Funded Debt to EBITDA of the Borrower and its Subsidiaries for the prior fiscal quarter, as set forth below:

              Ratio of Modified Funded Debt               Applicable Letter of                Applicable
                        to EBITDA                           Credit Fee Rate            Non-Utilization Fee Rate
        -----------------------------------------      ---------------------------     --------------------------
                Greater than or equal to
                      3.00 to 1:00                                2.25%                          0.375%
          Greater than or equal to 2.50 to 1.00;
                  less than 3.00 to 1.00                          2.00%                          0.375%
          Greater than or equal to 2.00 to 1.00;
                  less than 2.50 to 1.00                          1.75%                           0.25%
                  Less than 2.00 to 1:00                          1.50%                           0.25%

As of the date hereof, the Applicable Letter of Credit Fee Rate is 1.75% and the Applicable Non-Utilization Fee Rate is 0.25%.

         "Applicable Margin" shall mean the rate per annum added to the Base Rate and/or LIBOR to determine the Revolving Interest Rate as determined by the ratio of Modified Funded Debt to EBITDA of the Borrower and its Subsidiaries for the prior fiscal quarter, effective as of any Interest Rate Change Date, as set forth below:

              Ratio of Modified Funded Debt              Applicable Margin for           Applicable Margin for
                        to EBITDA                           Base Rate Loans                   LIBOR Loans
        -----------------------------------------      ---------------------------     --------------------------
                Greater than or equal to
                      3.00 to 1:00                                1.00%                           2.75%
          Greater than or equal to 2.50 to 1.00;
                  less than 3.00 to 1.00                          0.75%                           2.50%
          Greater than or equal to 2.00 to 1.00;
                  less than 2.50 to 1.00                          0.50%                           2.25%
                  Less than 2.00 to 1:00                          0.25%                           2.00%

The Applicable Margin as of the date hereof is 0.50% for Base Rate Loans and 2.25% for LIBOR Loans.

                  "Asset Disposition" shall mean the sale, lease, assignment or other transfer for value (each a "Disposition") by the Borrower or any Subsidiary to any Person (other than the Borrower or any Subsidiary) of any asset or right of the Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Borrower or such Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof), other than the Disposition by the Borrower or any Subsidiary of any asset which is to be replaced, and is in fact replaced, within ninety (90) days with another asset performing the same or a similar function.

                  "Bank Product Agreements" shall mean those certain agreements entered into from time to time by the Borrower or any Subsidiary with the Bank or any Affiliate of the Bank concerning Bank Products.

                  "Bank Product Obligations" shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or any Subsidiary to the Bank or any Affiliate of the Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

                  "Bank Products" shall mean any service or facility extended to the Borrower or any Subsidiary by the Bank or any Affiliate of the Bank, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

                  "Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

                  "Base Rate" shall mean, at any time, the greater of (i) the Prime Rate at such time or (ii) the Federal Funds Rate at such time plus one-half percent (0.5%) per annum.

                  "Base Rate Loan" or "Base Rate Loans" shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that bear interest at the Base Rate plus the Applicable Margin.

                  "Borrowing Base Amount" shall mean, at any time, an amount equal to the lesser of (i) the Revolving Loan Commitment and (ii) the sum of:

                  (a) eighty-five percent (85%) of the net amount (after deduction of such reserves and allowances as the Bank deems proper and necessary) at such time of all Eligible Accounts, plus

                  (b) the lesser of (i) an amount equal to fifty percent (50%) of the net amount (after deduction of such reserves and allowances as the Bank deems proper and necessary) at such time of all Eligible Unbilled Accounts and (ii) Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), plus

                  (c) the lesser of (i) an amount equal to eighty-five percent (85%) of the Net Orderly Liquidation Value of all Eligible Rolling Stock Revolving Loan Collateral at such time plus such portion, if any, of the Net Orderly Liquidation Value of the Rolling Stock Term Loan Collateral that the Bank determines, in its sole discretion, exceeds the amount necessary to adequately secure the Term Loan outstanding at such time, and (ii) Four Million and 00/100 Dollars ($4,000,000.00).

                  "Borrowing Base Certificate" shall mean a certificate to be signed by the Borrower certifying to the accuracy of the Borrowing Base Amount, which certificate shall be substantially in the form attached hereto as Exhibit
3.2 and otherwise satisfactory to the Bank.

                  "Boyd Logistics" shall mean Boyd Logistics, Inc., a Delaware corporation.

                  "Boyd Subordinated Debt" shall mean, at any time, the outstanding principal amount at such time of the loan from Borrower to Dempsey Boyd under and pursuant to the Boyd Subordinated Debt Agreement in the original principal amount of $4,600,000.00.

                  "Boyd Subordinated Debt Agreement" shall mean that certain Term Loan Agreement, dated as of September 13, 2004, between Dempsey Boyd, as lender, and the Borrower, as borrower

                  "Boyd Subordination Agreement" shall have the meaning set forth in Section 3.1 hereof.

                  "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

                  "Capital Expenditures" shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

                  "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the financial statements of such Person prepared in accordance with GAAP.

                  "Capital Securities" shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

                  "Capitalized Lease Obligations" shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

                  "Cash Equivalent Investment" shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-l by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit, time deposit or banker's acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with the Bank, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and
(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Bank.

                  "Change in Control" shall mean the occurrence of any of the following events: (a) Dempsey Boyd, Frances S. Boyd, Gail B. Cooper, Chris Cooper and Ginger Hartzog (f/k/a Ginger B. Tibbs), collectively, shall cease to own and control, directly or indirectly, at least 75% of the outstanding Capital Securities of the Borrower; (b) the Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary Guarantor; (c) the granting by any of Dempsey Boyd, Frances S. Boyd, Gail B. Cooper, Chris Cooper or Ginger Hartzog, directly or indirectly, of a security interest in his or her, as applicable, ownership interest in the Borrower, which could result in Dempsey Boyd, Frances S. Boyd, Gail B. Cooper, Chris Cooper and Ginger Hartzog, collectively, ceasing to own and control, directly or indirectly, at least 75% of the outstanding Capital Securities of the Borrower; (d) the sale, transfer, conveyance, lease or other disposition by the Borrower of all or any substantial part of its assets; or (e) either Richard C. Bailey ceases to be employed by Borrower as Chief Financial Officer and Chief Operating Officer or Chris Cooper ceases to be employed by Borrower as a corporate officer, in each case without a replacement reasonably acceptable to the Bank being hired within 90 days to serve in such capacity. For the purpose hereof, the terms "control" or "controlling" shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

                  "Closing Date" shall mean the date of this Agreement.

                  "Collateral" shall have the meaning set forth in Section 6.1 hereof.

                  "Contingent Liability" and "Contingent Liabilities" shall mean, respectively, each obligation and liability of the Borrower or any of its Subsidiaries and all such obligations and liabilities of the Borrower or any of its Subsidiaries incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor,

(ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

                  "Custodial Agreement" shall mean a Custodial Agreement dated as of or prior to the date of this Agreement, executed by each of Borrower and WTI, in the form prepared by and acceptable to the Bank.

                  "Debt" shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers' acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers' acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

                  "Default Rate" shall mean a per annum rate of interest equal to the Base Rate plus two percent (2.0%).

                  "Depreciation" shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower's consolidated financial statements and determined in accordance with GAAP.

                  "EBITDA" shall mean, for any period, the sum for such period of: (i) Net Income, plus (ii) Interest Charges, plus (iii) consolidated federal and state income taxes of the Borrower and its Subsidiaries, plus (iv) Depreciation, plus (v) non-cash management compensation expense of the Borrower and its Subsidiaries, plus (vi) all other non-cash charges of the Borrower and its Subsidiaries, in each case to the extent included in determining Net Income for such period.

                  "EBITDAR" shall mean, for any period, the sum for such period of: (i) EBITDA for such period, plus (ii) to the extent deducted in determining such EBIDTA, Operating Lease Expense for such period.

                  "Eligible Account" and "Eligible Accounts" shall mean each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to the Borrower or any Subsidiary Guarantor which meets each of the following requirements:

                  (a) it is genuine in all respects and has arisen in the ordinary course of the Borrower's business from the performance of services by the Borrower or the applicable Subsidiary Guarantor, which services have been fully performed, acknowledged and accepted by the Account Debtor;

                  (b) it is subject to a perfected, first priority Lien in favor of the Bank and is not subject to any other assignment, claim or Lien;

                  (c) it is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (g) of this definition), allowance, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

                  (d) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker's acceptance or other credit support terms reasonably satisfactory to the Bank;

                  (e) it is not an Account arising from a "sale on approval", "sale or return", "consignment", "guaranteed sale" or "bill and hold", or are subject to any other repurchase or return agreement;

                  (f) it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless the Borrower has assigned its right to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Bank) of such assignment has been delivered to the Bank, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

                  (g) if the Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

                  (h) if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Bank or, in the case of electronic chattel paper, shall be in the control of the Bank, in each case in a manner satisfactory to the Bank;

                  (i) (A) such Account is evidenced by an invoice delivered to the related Account Debtor (other than USG) and is not more than (i) sixty (60) days past the due date thereof, or (ii) ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale; or

                           (B) such Account is evidenced by an invoice delivered to the related Account Debtor (where such related Account Debtor is USG) and is not more than (i) thirty (30) days past the due date thereof, or (ii) forty-five (45) days past the original invoice date thereof, in each case according to the original terms of sale;

                  (j) it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts unless (i) such notice of business activities report has been duly and timely filed or the Borrower or the applicable Subsidiary is exempt from filing such report and has provided the Bank with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower or the applicable Subsidiary for a nominal fee;

                  (k) the Account Debtor with respect thereto is not the Borrower or an Affiliate of the Borrower;

                  (l) such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the Borrower or any Subsidiary to the Bank and is not unassignable to the Bank for any other reason;

                  (m) there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto (unless such Account Debtor is USG, provided, however, that (1) the proceeding against USG has not been converted to a liquidation under Chapter 7 of the Bankruptcy Code and (2) USG debtor-in-possession or other financing acceptable to the Bank then in place), nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a material adverse effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

                  (n) it is not owed by an Account Debtor with respect to which twenty five percent (25.00%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) of this definition;

                  (o) if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds twenty five percent (25.00%) of the aggregate amount of all Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible; and

                  (p) it does not violate the negative covenants and does satisfy the affirmative covenants of the Borrower contained in this Agreement, and it is otherwise not unacceptable to the Bank for any other reason.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Bank at any time hereafter determine in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.

                  "Eligible Rolling Stock Revolving Loan Collateral" shall mean all Rolling Stock Revolving Loan Collateral which meets each of the following requirements.

                  (a) it is subject to a perfected, first priority Lien in favor of the Bank and is not subject to any other assignment, claim or Lien and is not Rolling Stock Term Loan Collateral;

                  (b) it is fully operational, as determined in the sole and absolute discretion of the Bank;

                  (c) it is in the possession and control of the Borrower or any Subsidiary Guarantor;

                  (d) it is not subject to any agreement or license which would restrict the Bank's ability to sell or otherwise dispose of such Rolling Stock;

                  (e)      it is located in the United States;

                  (f) the Bank shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Rolling Stock that is at any time Eligible Rolling Stock Revolving Loan Collateral but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Rolling Stock Revolving Loan Collateral.

                  "Eligible Unbilled Account" and "Eligible Unbilled Accounts" shall mean, at any time, each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to the Borrower or any Subsidiary Guarantor which meets each of the requirements set forth within the definition of "Eligible Accounts" set forth above except that such Accounts are not evidenced by an invoice delivered to the related Account Debtor; provided, however, that no such Account shall constitute an Eligible Unbilled Account if such Account was, or in accordance with GAAP should have been, recorded on the books of Borrower more than ten (10) days prior to such time.

                  "Employee Plan" includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

                  "Environmental Laws" shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Event of Default" shall mean any of the events or conditions which are set forth in Section 11 hereof.

                  "Federal Funds Rate" shall mean a fluctuating interest rate per annum equal, on each day, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. The Bank's determination of such rate shall be binding and conclusive absent manifest error.

                  "Funded Debt" shall mean all obligations of the Borrower and its Subsidiaries for borrowed money, including, without limitation, the Term Loan, advances under the Revolving

Loan, all Capitalized Lease Obligations and Operating Lease Expenses, whether short-term or long-term, and including all Letter of Credit Obligations and Subordinated Debt.

                  "GAAP" shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

                  "Going Private Transaction" shall mean, collectively, the transactions contemplated by the Merger Agreement, pursuant to which Dempsey Boyd and certain Boyd family members would, on or about the Closing Date, become the sole shareholders of the Borrower.

                  "Guaranty" shall have the meaning set forth in Section 3.1 hereof.

                  "Hazardous Substances" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

                  "Hedging Agreement" shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

                  "Hedging Obligation" shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

                  "Indemnified Party" and "Indemnified Parties" shall mean, respectively, each of the Bank and any parent corporation, Affiliate or Subsidiary of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

                  "Intellectual Property" shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                  "Interest Charges" shall mean, on a consolidated basis for the Borrower and its Subsidiaries for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

                  "Interest Period" shall mean successive one, two or three month periods, beginning and ending as provided in this Agreement.

                  "Interest Rate Change Date" shall mean the date two (2) Business Days after the delivery to the Bank of the quarterly or year-end financial statements of the Borrower, which initial Change Date shall occur after the delivery to the Bank of the financial statements of the Borrower for the fiscal quarter ending December 31, 2004.

                  "Investment" shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

                  "Lease Purchase Agreements" shall mean written agreements between the Borrower and operators of Rolling Stock pursuant to which such operators lease tractors owned by the Borrower, the terms of which leases include an option for the operator to purchase the leased tractor at the end of the lease term at a nominal option price.

                  "Letter of Credit" and "Letters of Credit" shall mean, respectively, a standby letter of credit and all such standby letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of the Master Letter of Credit Agreement and a Letter of Credit Application, as set forth in Section 2.7 of this Agreement.

                  "Letter of Credit Application" shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Bank at the time of such request for the type of Letter of Credit requested.

                  "Letter of Credit Commitment" shall mean, at any time, an amount equal to Eight Million Five Hundred Thousand and 00/100 Dollars ($8,500,000.00).

                  "Letter of Credit Fee" shall have the meaning set forth in
Section 5.3 hereof.

                  "Letter of Credit Obligations" shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Bank,
(iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.7, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank's acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

                  "Liabilities" shall mean at all times all liabilities of the Borrower or its Subsidiaries that would be shown as such on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.

                  "LIBOR" shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion. The Bank's determination of LIBOR shall be conclusive, absent manifest error.

                  "LIBOR Loan" or "LIBOR Loans" shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the LIBOR Rate.

                  "LIBOR Rate" shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, plus the Applicable Margin, which LIBOR Rate shall remain fixed during such Interest Period.

                  "Lien" shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

                  "Loans" shall mean, collectively, all Revolving Loans and the Term Loan made by the Bank to the Borrower and all Letter of Credit Obligations, under and pursuant to this Agreement.

                  "Loan Documents" shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower, the Subsidiary Guarantors or any of their respective Subsidiaries for the benefit of the Bank pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

                  "Lockbox Agreement" shall mean a Master Cash Management Service Agreement and Supplement to the Master Cash Management Service Agreement
Re: Wholesale Lockbox and Lockbox Related Services, in the form prepared by and acceptable to the Bank.

                  "Master Letter of Credit Agreement" shall have the meaning set forth in Section 2.7 hereof.

                  "Material Adverse Effect" shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Subsidiaries to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against the Borrower and its Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Bank under any Loan Document, or (iv) the rights or remedies of the Bank under any Loan Document.

                  "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of December 31, 2003 by and between BBT Acquisition Corporation and the Borrower, as amended through the Closing Date.

                  "Modified Funded Debt" shall mean Funded Debt minus Boyd Subordinated Debt minus Letter of Credit Obligations.

                  "Mortgaged Property" shall mean any real property owned by Borrower or a Subsidiary that from time to time secures the Obligations.

                  "Net Cash Proceeds" shall mean:

                  (a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

                  (b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters' commissions; and

                  (c) with respect to any issuance of Debt, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters' and placement fees).

                  "Net Gain from the Sale of Rolling Stock" shall mean the difference between (A) the gross proceeds generated from the Disposition of Rolling Stock less all reasonable and customary fees and expenses associated with such Disposition (including any brokerage commissions) and (B) the book value of such Rolling Stock.

                  "Net Income" shall mean, with respect to the Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP, excluding any gains from Asset Dispositions (including from dispositions of Rolling Stock), any extraordinary gains and any gains from discontinued operations.

                  "Net Orderly Liquidation Value" shall mean, (i) with respect to Rolling Stock Term Loan Collateral, the net orderly liquidation value (after deduction of such reserves and allowances as the Bank deems proper and necessary) of such Rolling Stock Term Loan Collateral as is evidenced by a written appraisal report or reports of Taylor and Martin or such other qualified equipment appraiser as is acceptable to Bank, such reports to be dated not earlier than sixty (60) days immediately preceding the Closing Date, and (ii) with respect to the Eligible Rolling Stock Revolving Loan Collateral, the net orderly liquidation value (after deduction of such reserves and allowances as the Bank deems proper and necessary) of such Eligible Rolling Stock Revolving Loan Collateral as is evidenced by a written appraisal report or reports of Taylor and Martin or such other qualified equipment appraiser as is acceptable to Bank, such reports to be dated not earlier than ninety (90) days immediately preceding the date of the Borrowing Base Certificate on which such Net Orderly Liquidation Value is specified for purposes of determining the Borrowing Base Amount as of such date. The Net Orderly Liquidation Value of (a) Rolling Stock Term Loan Collateral shall be deemed to be zero for each item of Rolling Stock that is not the subject of an appraisal report dated not earlier than sixty (60) days immediately preceding the Closing Date, and (b) Eligible Rolling Stock Revolving Loan Collateral shall be deemed to be zero for each item of Rolling Stock that is not the subject of an appraisal report dated on or after the ninetieth (90th) day immediately preceding the applicable Borrowing Base Certificate.

                  "Non-Excluded Taxes" shall have the meaning set forth in
Section 2.8(a) hereof.

                  "Non-Utilization Fee" shall have the meaning set forth in
Section 8.22 hereof.

                  "Note" and "Notes" shall mean, respectively, each of and together, the Revolving Note and the Term Note.

                  "Obligations" shall mean the Loans, as evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower to the Bank under this Agreement and any other Loan

Document, including any reimbursement obligations of the Borrower in respect of Letters of Credit and surety bonds, all Hedging Obligations of the Borrower which are owed to the Bank or any Affiliate of the Bank, all Bank Product Obligations of the Borrower and all obligations of the Subsidiary Guarantors under the Guarantees, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof.

                  "Obligor" shall mean the Borrower, and each Subsidiary of the Borrower, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

                  "Operating Lease" shall mean any lease of property, whether personal or real, by Borrower or any of its Subsidiaries as lessee which is not a Capital Lease.

                  "Operating Lease Expense" shall mean, on a consolidated basis for the Borrower and its Subsidiaries for the period in question, the aggregate amount of rental and other expenses incurred in respect of Operating Leases during such period, all determined in accordance with GAAP.

                  "Organizational Identification Number" means, with respect to Borrower and each Subsidiary, the organizational identification number assigned to Borrower or such Subsidiary by the applicable governmental unit or agency of the jurisdiction of its organization.

                  "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

                  "Permitted Liens" shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower's business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date; (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding Five Hundred Thousand and 00/100 Dollars ($500,000) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under
Section 11.8 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (f) subject to the limitation set forth in Section 9.1(g), Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (g) subject to the limitation set forth in Section 9.1(h), Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired; (h) provided such Liens are released on or before the date that is twenty (20) Business Days after the Closing Date, Liens securing the Debt permitted pursuant Section 9.1(i); (i) Liens that constitute a security interest in Rolling Stock that is not Rolling Stock Collateral; and (j) Liens granted to the Bank hereunder and under the Loan Documents.

                  "Person" shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

                  "Prime Rate" shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

                  "Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

                  "Revolving Interest Rate" shall mean a floating per annum rate of interest equal to, at the Borrower's option from time to time, either (i) the Base Rate plus the Applicable Margin, or (ii) the LIBOR Rate plus the Applicable Margin.

                  "Revolving Loan" and "Revolving Loans" shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

                  "Revolving Loan Availability" shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the Letter of Credit Obligations, or (b) the Borrowing Base Amount minus the Letter of Credit Obligations.

                  "Revolving Loan Commitment" shall mean Twelve Million and 00/100 Dollars ($12,000,000.00).

                  "Revolving Loan Maturity Date" shall mean September 13, 2007, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the

Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

                  "Revolving Note" shall mean a revolving note in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

                  "Rolling Stock" shall mean all tractors and trailers owned by the Borrower or any Subsidiary Guarantor.

                  "Rolling Stock Collateral" shall mean, at any time, the Rolling Stock Revolving Loan Collateral at such time and the Rolling Stock Term Loan Collateral at such time.

                  "Rolling Stock Revolving Loan Collateral" shall mean the Rolling Stock set forth in Schedule 6.1(b) attached hereto, as such Schedule may be amended, substituted, replaced or otherwise modified from time to time pursuant to this Agreement. .

                  "Rolling Stock Term Loan Collateral" shall mean the Rolling Stock set forth in Schedule 6.1(c) attached hereto, as such Schedule may be amended, substituted, replaced or otherwise modified from time to time pursuant to this Agreement.

                  "Security Agreement" shall have the meaning set forth in
Section 3.1 hereof.

                  "Senior Debt" shall mean all Debt of the Borrower and its Subsidiaries other than Subordinated Debt.

                  "Stock Pledge Agreement" shall have the meaning set forth in
Section 3.1 hereof.

                  "Subordinated Debt" shall mean that portion of the Debt of the Borrower which is subordinated to the Obligations in a manner satisfactory to the Bank, including right and time of payment of principal and interest.

                  "Subsidiary" and "Subsidiaries" shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

                  "Subsidiary Guarantor" and "Subsidiary Guarantors" shall mean, respectively, each and all Subsidiaries of Borrower that from time to time executes a Guaranty and a Security Agreement. As of the date hereof, the Subsidiary Guarantors are WTI and Boyd Logistics.

                  "Tangible Assets" shall mean the total of all assets appearing on a consolidated balance sheet of the Borrower prepared in accordance with GAAP (with Inventory, if any, being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation) minus the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, (ii) any amounts due from shareholders, Affiliates, officers or employees of the Borrower, and (iii) any amounts due from officers or employees of any Subsidiary.

                  "Tangible Net Worth" shall mean at any time the total of Tangible Assets minus Liabilities plus Subordinated Debt.

                  "Taxes" shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

                  "Term Interest Rate" shall mean a floating per annum rate of interest equal to the Base Rate.

                  "Term Loan" shall mean the direct advance made by the Bank to the Borrower in the form of a Term Loan under and pursuant to this Agreement, as set forth in Section 2.2 of this Agreement.

                  "Term Loan Commitment" shall mean Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

                  "Term Loan Maturity Date" shall mean March 13, 2006, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Term Note.

                  "Term Note" shall mean a term note in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the Term Loan Commitment and maturing on the Term Loan Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

                  "Total Debt" shall mean all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis, excluding (i) Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of the Debt of a Person other than the Borrower or any Subsidiaries), (ii) Hedging Obligations and (iii) Debt of the Borrower to Subsidiaries and Debt of Subsidiaries to the Borrower or to other Subsidiaries.

                  "UCC" shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

                  "Unmatured Event of Default" shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

                  "USG" shall mean USG Corporation (a/k/a United States Gypsum Company).

                  "Voidable Transfer" shall have the meaning set forth in
Section 13.21 hereof.

                  "Wholly-Owned Subsidiary" shall mean any Subsidiary of which or in which the Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

                  "Working Capital" shall mean the total of cash on hand, cash equivalents, marketable securities, Accounts minus adequate reserves for doubtful Accounts, and readily salable Inventory, if any, at the lower of cost or market value, minus the total of all liabilities payable within one year, all as determined in accordance with GAAP.

                  "WTI" shall mean WTI Transport, Inc., an Alabama corporation.

         1.2. Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower's accountants.

         1.3. Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

         1.4.     Other Interpretive Provisions.

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed.

                  (b) Section and Schedule references are to this Agreement unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement

                  (c) The term "including" is not limiting, and means "including, without limitation".

                  (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including".

                  (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

                  (f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

                  (g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2.        COMMITMENT OF THE BANK.

         2.1.     Revolving Loans.

                  (a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower for the purposes of (i) refinancing existing Debt of Borrower and (ii) financing working capital requirements and general corporate purposes of Borrower.

                  (b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Base Rate Loans, shall be due and payable monthly, in arrears, commencing on September 30, 2004 and continuing on the last Business Day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

                  (c)      Revolving Loan Principal Payments.

                           (i) Revolving Loan Mandatory Payments. All Revolving Loans hereunder shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement, including, without limitation, this Section 2.1(c)(i) and Section 2.3. In the event the aggregate outstanding principal balance of all Revolving Loans and Letter of Credit Obligations hereunder exceeds the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Bank as shall be necessary to eliminate such excess. Also, if the Borrower chooses not to convert any Revolving Loan which is a LIBOR Loan to a Base Rate Loan as provided in Section 2.4(b) and Section 2.4(c), then such Revolving Loan shall immediately be due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                           (ii) Optional Prepayments. The Borrower may from time to time prepay, without penalty or premium (but subject to, in the case of Revolving Loans that are Libor Loans,
                  Section 2.4 hereof), the Revolving Loans, in whole or in part, provided that the Borrower shall pay to the Bank, in addition to the principal amount being repaid, all accrued and unpaid interest thereon through the date of such prepayment.

         2.2.     Term Loan.

                  (a) Term Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make a Term Loan equal to the Term Loan Commitment. The Term Loan shall be available to the Borrower in a single principal advance on such date as the conditions set forth in Section 3 shall have been satisfied. The Term Loan may be used by the Borrower either to fund, in part, the Going Private Transaction, to refinance existing Debt of Borrower and/or for general corporate purposes. Subject to Section 2.2(e) hereof, the Term Loan may be prepaid in whole or in part at any time without penalty or premium, but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

                  (b) Term Loan Interest Payments. Except as otherwise provided in this Section 2.2(b), the principal amount of the Term Loan outstanding from time to time shall bear interest at the applicable Term Interest Rate. Accrued and unpaid interest on the principal balance of the Term Loan outstanding from time to time shall be due and payable monthly, in arrears, commencing on September 30, 2004 and continuing on the last Business Day of each calendar month thereafter, and on the Term Loan Maturity Date. Any amount of principal or interest on the Term Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

                  (c) Term Loan Principal Payments. The outstanding principal balance of the Term Loan shall be repaid in seventeen (17) equal principal installments each in the amount of One Hundred Ninety-Four Thousand Four Hundred Forty-Four and 00/100 Dollars ($194,444.44), together with an additional amount representing accrued and unpaid interest on the principal amount of the Term Loan outstanding as set forth in Section 2.2(b), above, beginning on October 29, 2004 and continuing on the last Business Day of each month thereafter through February 28, 2006, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on the Term Note may not be borrowed again.

                  (d) Term Loan Mandatory Prepayment. The Borrower shall prepay the outstanding principal amount of the Term Loan as provided in
         Section 2.3 hereof.

                  (e) Term Loan Optional Prepayments. The Borrower may voluntarily prepay, without penalty or premium, the principal balance of the Term Loan, in whole or in part, at any time on or after the date hereof, subject to the following conditions:

                           (i) Not less than thirty (30) days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to the Bank written notice of its intention to prepay the Term Loan, which notice shall be irrevocable and state the prepayment amount and the prepayment date (the "Term Loan Prepayment Date");

                           (ii) The Borrower shall pay to the Bank, in addition to the principal amount of the Term Loan being prepaid, all accrued and unpaid interest thereon through the date of such prepayment; and

                           (iii) Each prepayment of the Term Loan shall be applied to the scheduled installments of the Term Loan in inverse order of maturity.

         2.3. Mandatory Prepayment of Loans. The Borrower shall immediately notify the Bank in writing upon the receipt by the Borrower or by any of its Subsidiaries of any Net Cash Proceeds from any Asset Disposition or from any issuance of Capital Securities and immediately prepay the outstanding principal amount of the Loans in the following amounts:

                           (i) with respect to each such Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds, with such Net Cash Proceeds to be applied to the outstanding principal amount of the Term Loan and/or the Revolving Loans outstanding as the Bank shall, in its sole discretion, elect; and

                           (ii) with respect to each such issuance of Capital Securities (excluding (A) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, and (B) any issuance by a Subsidiary to the Borrower or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds, with such Net Cash Proceeds to be applied to the outstanding principal amount of the Term Loan and/or the Revolving Loans outstanding as the Bank shall, in its sole discretion, elect;

provided, however, that the Revolving Commitment Amount shall not be reduced for any prepayments pursuant to this Section 2.3 that are applied to Revolving Loans Outstanding.

         2.4.     Additional LIBOR Loan Provisions.

                  (a) LIBOR Loan Prepayments. Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by the Bank as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the Eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan. The amount of any such loss or expense payable by the Borrower to the Bank under this section shall be determined in the Bank's sole discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

                  (b) LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at the Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Base Rate Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                  (c) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at the Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Base Rate Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or
         (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                  (d) LIBOR Indemnity. If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank's funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

         2.5. Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

         2.6. Late Charge. If any payment of interest or principal due hereunder is not made within ten (10) days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, the Borrower shall pay to the Bank a "late charge" of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. The Borrower agrees that the damages to be sustained by the Bank for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

         2.7. Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Bank of a Master Letter of Credit Agreement in form and substance acceptable to the Bank (together with all amendments, modifications and restatements thereof, the "Master Letter of Credit Agreement"), and (ii) the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of a Letter of Credit Application, the Bank agrees to issue for the account of the Borrower such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment and provided further, that no Letter of Credit shall have an expiration date later than the Revolving Loan Maturity Date. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank's demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary. Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Loans consisting of Base Rate Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.

         2.8.     Taxes.

                  (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, "Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Bank with respect to any Non-Excluded Taxes that are attributable to the Bank's failure to comply with the requirements of subsection 2.8(c).

                  (b) The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

                  (c) At the request of the Borrower and at the Borrower's sole cost, the Bank shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

                  (d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Bank for any other reason, the Borrower shall indemnify the Bank on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Bank.

                  (e) The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

         2.9. All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrower, and shall be secured by Bank's priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any Subsidiary to Bank.

Section 3.      CONDITIONS OF BORROWING.

         Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse, make or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

         3.1. Loan Documents. The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents, all of which must be satisfactory to the Bank and the Bank's counsel in form, substance and execution:

                  (a) Loan Agreement. This Agreement duly executed by the Borrower, together with financing statements, motor vehicle title lien applications and such other documents as the Bank may reasonably require.

                  (b) Revolving Note. The Revolving Note duly executed by the Borrower.

                  (c)      Term Note. The Term Note duly executed by the
         Borrower.

                  (d) Master Letter of Credit Agreement. The Master Letter of Credit Agreement, duly executed by the Borrower.

                  (e) Guarantees. A Continuing Unconditional Guaranty dated as of the date of this Agreement for each Subsidiary Guarantor, executed by such Subsidiary Guarantor to and for the benefit of the Bank, each in the form prepared by and acceptable to the Bank (each a "Guaranty").

                  (f) Security Agreements. A Security Agreement dated as of the date of this Agreement for each Subsidiary Guarantor, executed by such Subsidiary Guarantor to and for the benefit of the Bank, pursuant to which such Subsidiary grants a first perfected security interest in all of its Accounts and its Rolling Stock Collateral, if any, in favor of the Bank in order to secure its obligations to the Bank under its Guaranty (each a "Security Agreement"), together with financing statements and such other documents as the Bank may reasonably require.

                  (g) Motor Vehicle Security Agreement. A motor vehicle security agreement or agreements, each dated as of the date of this Agreement, pursuant to which the Borrower or the Borrower and one or both of the Subsidiary Guarantors grants to the Bank a first perfected security interest in such of their motor vehicles as is required by the Bank in order to secure the Obligations (collectively, the "Motor Vehicle Security Agreement"), together with financing statements, motor vehicle title lien applications and such other documents as the Bank may reasonably require.

                  (h) Stock Pledge Agreement. A Pledge Agreement dated as of the date of this Agreement, executed by the Borrower, pursuant to which the Borrower pledges to the Bank as security for the Obligations 100% of the Capital Securities of each Subsidiary Guarantor and otherwise in the form prepared by and acceptable to the Bank (the "Stock Pledge Agreement").

                  (i) Boyd Subordination Agreement. A Subordination Agreement dated as of the date of this Agreement, executed by Dempsey Boyd, as holder of Subordinated Debt, in the form prepared by and acceptable to the Bank (the "Boyd Subordination Agreement").

                  (j) Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to the Bank, listing all effective financing statements which name the Borrower and any of its Subsidiaries, under their respective present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid with the Loans, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as the Bank may reasonably request.

                  (k)      Organizational and Authorization Document. Copies of:

                           (i) the Certificate of Incorporation, including any amendments thereto, of each of the Borrower and its Subsidiaries, certified by the Secretary of State of the state of its respective incorporation;

                           (ii) the Bylaws, including any amendments thereto, of each of the Borrower and its Subsidiaries, certified by its respective Secretary;

                           (iii) resolutions of the board of directors of each of the Borrower and its Subsidiaries approving and authorizing its execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby;

                           (iv) signature and incumbency certificates of the officers of each of the Borrower and its Subsidiaries executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and

                           (v) good standing certificates for (i) the Borrower in the states of Delaware, Alabama, Ohio, Mississippi, North Carolina, Kentucky, Virginia, Maine, Georgia, Florida, Indiana, Maryland, Pennsylvania and Wisconsin, (ii) Boyd Logistics in the states of Delaware and Alabama, and (iii) WTI in the states of Alabama and Georgia, in each case, issued by the applicable Secretary of State within thirty (30) days prior to the Closing Date.

                  (l) Insurance. Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that the Bank has been named as a lender's loss payee and as an additional insured on all related insurance policies.

                  (m) Financial Statements. (i) Audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years of the Borrower ending on December 31, 2001, December 31, 2002 and December 31, 2003, and unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each fiscal month and quarter ended after December 31, 2003, such financial statements to include consolidated balance sheets, consolidated statements of income and retained earnings, consolidated statements of cash flows for the fiscal year or other period then ended, (ii) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries dated as of September 10, 2004 adjusted to give effect to the refinancing contemplated hereby as if such transactions had occurred on such date, which pro forma consolidated balance sheet shall be in form and substance satisfactory to the Bank, and (iii) projected consolidated income statements, balance sheets and cash flow statements giving effect to the Loans and the use of the proceeds thereof for each fiscal quarter of Borrower ending after the Closing Date through the fiscal quarter of Borrower ending December 31, 2006.

                  (n) Evidence of Solvency. A consolidated balance sheet of the Borrower and its Subsidiaries dated as of the date hereof prepared by the Borrower and certified as being true, correct and complete in all material respects by the President or Chief Financial Officer of the Borrower, which balance sheet shall evidence that immediately following the consummation of the Going Private Transaction, the making of the initial Loans and issuance of any Letters of Credit hereunder, the repayment of any Debt in connection with the advance of such Loans, and the payment of all fees and expenses incurred in connection with the closing of this Agreement, the Borrower and its Subsidiaries shall be solvent and shall have the ability to repay their debts and satisfy their other obligations as and when such debts and obligations shall become due and will be able to otherwise comply with the financial covenants set forth herein, and the Borrower shall provide to the Bank such other information as the Bank may reasonably request in order to confirm the tax, business and other assumptions made in the preparation by the Borrower of such balance sheet.

                  (o) Field Audits. Completion by the Bank of its field audits of the Borrower and its Subsidiaries with results of each such field audit being satisfactory to the Bank.

                  (p) Legal Opinions. A legal opinion of Bradley Arant Rose & White LLP, outside counsel to the Borrower and each Subsidiary Guarantor, in form and substance satisfactory to the Bank.

                  (q) Merger Agreement. A copy of the executed Merger Agreement (as amended through the Closing Date), the terms and provisions of which shall be acceptable to the Bank.

                  (r) Custodial Agreement. The Custodial Agreement duly executed by the Borrower and WTI.

                  (s) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall require.

         3.2. Borrowing Base Certificate. With respect to disbursements of Revolving Loans only, the Borrower shall have failed to execute and deliver to the Bank a Borrowing Base Certificate in the form prepared by the Bank, certified as accurate by the Borrower, evidencing Borrowing Base Availability of not less than the amount of the Revolving Loan to be disbursed and otherwise acceptable to the Bank in its sole discretion.

         3.3. Event of Default. Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

         3.4. Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

         3.5. Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders which could reasonably be expected to have a Materially Adverse Effect (other than the proceedings described on Schedule 7.9 as in effect on the Closing
Date).

         3.6. Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

         3.7.     Payment of Fees and Expenses. Borrower shall have failed to:

                  (a) Pay to the Bank all fees required to be paid at Closing pursuant to that certain Fee Letter Agreement dated the date hereof between the Bank and the Borrower;

                  (b) Pay to the Bank any collateral monitoring fee required to have been paid on or before the Closing Date pursuant to that certain Collateral Monitoring Fee Agreement, dated September 7, 2004, between Borrower and Bank; and

                  (c) Pay to or reimburse the Bank for all reasonable costs, fees and expenses incurred through the Closing Date by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation or consummation of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder, including reasonable consultants' fees and attorneys' fees plus costs and expenses of such consultants, attorneys or of the Bank.

         3.8. Consummation of Going Private Transaction. The Bank shall not have received evidence satisfactory to that Bank that the Going Private Transaction has been or, concurrently with the closing of this Agreement, will be consummated on substantially the terms provided in the Merger Agreement, which evidence shall include a certificate of the President or Chief Financial Officer of the Borrower that all of the conditions to each of the party's obligations thereunder which are required to be satisfied as of or prior to closing have been satisfied or effectively waived.

Section 4.        NOTES EVIDENCING LOANS.

         4.1. Revolving Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by the Revolving Note. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

         4.2. Term Note. The Term Loan shall be evidenced by the Term Note. At the time of the disbursement of the Term Loan, or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Term Loan advanced hereunder, (ii) any accrued and unpaid interest owing on the Term Loan and (iii) all amounts repaid on the Term Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Term Note to repay the principal amount of the Term Loan, together with all interest accruing thereon.

Section 5.        MANNER OF BORROWING.

         5.1. Borrowing Procedures. The Term Loan shall be a Base Rate Loan. Each Revolving Loan may be advanced either as a Base Rate Loan or a LIBOR Loan, provided, however, that at any time, the Borrower may identify no more than seven (7) advances of the Revolving Loans which may be LIBOR Loans. Each Loan shall be made available to the Borrower upon any written, verbal, electronic, telephonic or telecopy loan request which the Bank in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Each such request shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR Loan, the initial Interest Period therefor. The Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such LIBOR Loan. The final Interest Period must be such that its expiration occurs on or before the Revolving Loan Maturity Date. A request for a Base Rate Loan must be
(i) received by the Bank no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded, and (ii) in an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00). A request for a LIBOR Loan must be (i) received by the Bank no later than 11:00 a.m. Chicago, Illinois time, three days before the day it is to be funded, and (ii) in an amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00). The proceeds of each Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto.

         5.2. LIBOR Conversion and Continuation Procedures. Upon notice to the Bank as set forth above, the Borrower may, subject to the terms and conditions of this Agreement, (a) elect, as of any Business Day, to convert any Base Rate Loan into a LIBOR Loan; or (b) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a new Interest Period, or to convert any such LIBOR Loan into a Base Rate Loan. Such notice shall, in the case of a conversion into a Base Rate Loan, be given before 11:00 a.m., Chicago time, on the proposed date of such conversion, and in the case of conversion into, or continuation of, LIBOR Loans, be given before 11:00 a.m., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case: (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Loans to be converted or continued; (iii) the type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor. Each Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day. Whenever an Interest Period would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last Business Day of such calendar month. If upon the expiration of any Interest Period applicable to a LIBOR Loan, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loan, the Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan effective on the last day of such Interest Period, without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 2.4(a).

         5.3. Letters of Credit. All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by the Bank or otherwise payable pursuant to the Master Letter of Credit Agreement. In addition to the foregoing, all standby Letters of Credit issued under and pursuant to this Agreement shall bear, and the Borrower hereby agrees to pay, an annual issuance fee (the "Letter of Credit Fee") equal to Applicable Letter of Credit Fee Rate times the face amount of such standby Letter of Credit, payable by the Borrower monthly, in arrears, on the last Business Day of each calendar month until (i) such Letter of Credit has expired or has been returned to the Bank, or
(ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit.

         5.4. Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, the Borrower hereby authorizes and directs the Bank, at the Bank's option, to (a) debit the amount of the Obligations to any ordinary deposit account of the Borrower, or (b) make a Revolving Loan hereunder to pay the amount of the Obligations.

         5.5. Discretionary Disbursements. The Bank, in its sole and absolute discretion, may immediately upon notice to the Borrower, disburse any or all proceeds of the Loans made or available to the Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Bank.

Section 6.        SECURITY FOR THE OBLIGATIONS.

         6.1. Security for Obligations. As security for the payment and performance of the Obligations, the Borrower does hereby pledge, assign, transfer, deliver and grant to the Bank, for its own benefit and as agent for its Affiliates, a continuing and unconditional first priority security interest (subject, however, to any Liens described in clause (h) of the definition of Permitted Liens and permitted pursuant to Section 9.2 hereof) in and to any and all of the following described property of the Borrower, wheresoever located and whether now existing or hereafter arising or acquired (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the "Collateral"):

                  (a)      All Accounts;

                  (b)      The Rolling Stock Revolving Loan Collateral;

                  (c)      The Rolling Stock Term Loan Collateral;

                  (d) All chattel paper (whether tangible or electronic), documents, instruments (including, without limitation, promissory notes and rights to payment evidenced by chattel paper which relate to either the Accounts or the Rolling Stock), and commercial tort claims relating to either the Accounts or the Rolling Stock;

                  (e) All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property; and

                  (f) All books, records, reports, memoranda, recorded data and data compilations, in any form and of any kind or nature, including, without limitation: corporate business records; customer lists; writings; plans; specifications; schematics; computer hardware, software and programs, printouts and any other computer materials and records related to the foregoing.

         6.2. Other Collateral. In addition, the Obligations are secured by the Motor Vehicle Security Agreement, the Guarantees and the Security Agreements and may from time to time be secured by a mortgage or deed of trust.

         6.3. Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession or use of the Collateral. The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations. The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option (other than pursuant to Lease Purchase Agreements for not more than 77 tractors included in Schedule 6.1(c)) with respect to any of the Collateral.

         6.4. Financing Statements. The Borrower shall, at the Bank's request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which the Collateral relates. The Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrower authorizes the Bank to file this Agreement as a financing statement in any jurisdiction. The Borrower agrees to furnish any such information to the Bank promptly upon request. The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement. In addition, the Borrower shall make appropriate entries on its books and records disclosing the Bank's security interests in the Collateral.

         6.5.     [Reserved]

         6.6. Preservation of the Collateral. The Bank may, but is not required, to take such actions from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if the Bank takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Bank's status as a secured party, but the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Bank's responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Bank accords its own property, and (ii) not extend to matters beyond the control of the Bank, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Bank that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Bank shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

         6.7. Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Bank to ensure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank's security interest in any and all of the Collateral, including, without limitation, taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. The Borrower further agrees to indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

         6.8. Lockbox Arrangement. The Borrower shall, within ninety (90) days after the Closing Date, direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the "Lockbox") designated by, and under the exclusive control of, the Bank. Pursuant to the Lockbox Agreement, the Borrower shall establish the Lockbox and an account (the "Lockbox Account") in the Borrower's name with the Bank into which all payments received in the Lockbox shall be deposited, and into which the Borrower will immediately deposit all payments made for the performance of services by the Borrower, and received by the Borrower in the identical form in which such payments were made, whether by cash or check. If the Borrower, a Subsidiary or any director, officer, employee, agent or the Borrower or any Subsidiary, or any other Person acting for or in concert with the Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, the Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Bank and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account. The Borrower agrees that all payments made to such Lockbox and Lockbox Account or otherwise received by the Bank, whether in respect of the Accounts or as proceeds of other Collateral or otherwise, will be applied on account of the Revolving Loans in accordance with
Section 12.8 of this Agreement. The Borrower agrees to pay all fees, costs and expenses which the Bank incurs in connection with opening and maintaining the Lockbox and the Lockbox Account and depositing for collection by the Bank any check or other item of payment received by the Bank on account of the Obligations. All of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable to the Bank by the Borrower upon demand, and, until paid, shall bear interest at the Default Rate. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by the Borrower to the Bank, and, if that endorsement of any such item shall not be made for any reason, the Bank is hereby irrevocably authorized to endorse the same on the Borrower's behalf. For the purpose of this section, the Borrower irrevocably hereby makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as the Borrower's true and lawful attorney and agent-in-fact (i) to endorse the Borrower's name upon such items of payment and/or proceeds of Collateral and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any Account of the Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) to have access to any lock box or postal box into which any of the Borrower's mail is deposited, and open and process all mail addressed to the Borrower and deposited therein.

         6.9. Letter-of-Credit Rights. If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

         6.10. Commercial Tort Claims. If the Borrower shall at any time hold or acquire a Commercial Tort Claim relating to the Collateral, the Borrower shall immediately notify the Bank in writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to the Bank, and shall execute any amendments hereto deemed reasonably necessary by the Bank to perfect its security interest in such Commercial Tort Claim.

         6.11. Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any "transferable record", as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in
Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, relating to the Accounts, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Bank agrees with the Borrower that the Bank will arrange, pursuant to procedures satisfactory to the Bank and so long as such procedures will not result in the Bank's loss of control, for the Borrower to make alterations to such electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 7.        REPRESENTATIONS AND WARRANTIES.

         To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall survive the execution and delivery of this Agreement:

         7.1. Borrower Organization and Name. Each of the Borrower and Boyd Logistics is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and WTI is a corporation duly organized, existing and in good standing under the laws of the State of Alabama, each with full and adequate power to carry on and conduct its business as presently conducted. The Borrower and each Subsidiary is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The Organizational Identification Number of Borrower is 2380101. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

         7.2. Authorization. Each of the Borrower and each Subsidiary Guarantor has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents to which it is a party as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents to which it is a party. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the certificate of incorporation or bylaws of any of the Borrower or the Subsidiary Guarantors. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

         7.3. Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower and, to the extent it is a party thereto, each Subsidiary Guarantor in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

         7.4. Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower or any Subsidiary in connection with the Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the certificate of incorporation or bylaws of the Borrower or any of its Subsidiaries, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of its Subsidiaries or any of /their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries, other than Liens in favor of the Bank created pursuant to this Agreement and the other Loan Documents.

         7.5. Ownership of Properties; Liens. The Borrower and each of its Subsidiaries is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens. Each item of Rolling Stock Collateral listed on Schedule 6.1(c) as in effect on the Closing Date is owned by either the Borrower or WTI and, except for not more than 77 tractors included in Schedule 6.1(c), the Rolling Stock Collateral is not subject to a Lease Purchase Agreement.

         7.6. Equity Ownership. All issued and outstanding Capital Securities of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Bank, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Upon consummation of the Merger Agreement, there will be no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower or any of its Subsidiaries (other than in favor of Borrower). Except for WTI and Boyd Logistics, the Borrower has no Subsidiaries.

         7.7. Intellectual Property. The Borrower and its Subsidiaries own and possess or have a license or other right to use all Intellectual Property, as are necessary for the conduct of the their business, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower know of any valid basis for any such claim.

         7.8. Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no change in the financial condition or in the assets or liabilities of the Borrower or its Subsidiaries having a Material Adverse Effect.

         7.9. Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending or, to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 7.9. Other than any liability incident to such litigation or proceedings, the Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to subsection 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to subsection 8.8(b) and not permitted by Section 9.1.

         7.10. Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower or the Subsidiary Guarantors of any of the Obligations hereunder or under any of the other Loan Documents to which they are a party, and neither the Borrower nor any Subsidiary Guarantor is in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party, the effect of which would have a Material Adverse Effect.

         7.11. Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect, or (b) would constitute an Event of Default or an Unmatured Event of Default.

         7.12. Environmental Laws and Hazardous Substances. Neither the Borrower nor any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of their premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower's knowledge, threatened, and the Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or any of its Subsidiaries or their businesses, operations or assets or any properties at which the Borrower or its Subsidiaries have transported, stored or disposed of any Hazardous Substances. Neither the Borrower nor any of its Subsidiaries has material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. The Borrower further agrees to allow the Bank or its agent access to the properties of the Borrower and its Subsidiaries to confirm compliance with all Environmental Laws, and the Borrower shall, following determination by the Bank that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower's sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

         7.13. Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Loan hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower's and each Subsidiary's assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of the Borrower's and each Subsidiary's assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured,
(c) the Borrower and each Subsidiary is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) neither the Borrower nor any Subsidiary intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) neither the Borrower nor any Subsidiary is engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

         7.14. ERISA Obligations. All Employee Plans of the Borrower and its Subsidiaries meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrower and each of its Subsidiaries has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 ("ERISA") of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their respective properties or assets.

         7.15. Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or any Subsidiary or, to the best knowledge of the Borrower, threatened, (ii) hours worked by and payment made to employees of the Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable law, and (iii) no unfair labor practice complaint is pending against the Borrower or any Subsidiary or, to the best knowledge of the Borrower, threatened before any governmental authority.

         7.16. Security Interest. This Agreement creates a valid security interest in favor of the Bank in the Collateral and, when properly perfected by filing in the appropriate jurisdictions shall, except as otherwise expressly provided herein, constitute a valid, perfected, first-priority security interest in such Collateral.

         7.17. Lending Relationship. The relationship hereby created between the Borrower and the Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive any Note payable to its order as evidence of a bank loan.

         7.18. Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are loans within the purview of 815 ILCS 205/4(1)(a) or (c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.

         7.19. Taxes. The Borrower and each of its Subsidiaries has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Bank and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. Except as set forth in Schedule 7.19, there is no controversy or objection pending or, to the knowledge of the Borrower, threatened in respect of any tax returns of the Borrower or its Subsidiaries. The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

         7.20.    [Reserved].

         7.21. Governmental Regulation. The Borrower and each of its Subsidiaries is not and, after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

         7.22. Bank Accounts; Letters of Credit. Schedule 7.22 lists all deposit and other bank accounts of the Borrower and any of its Subsidiaries that, as of the Closing Date, are not located at the Bank and all letters of credit (other than Letters of Credit) issued for or on behalf of the Borrower or any of its Subsidiaries and outstanding on the Closing Date. As of and after the date that is ninety (90) days immediately after the Closing Date, except as otherwise indicated on Schedule 7.22 or permitted pursuant to Section 9.12 hereof, neither the Borrower nor any of its Subsidiaries will have any deposit or other bank accounts other than those located at the Bank.

         7.23. Place of Business. The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and the Borrower shall promptly notify the Bank of any change in such location.

         7.24. Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Bank for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

         7.25. Subordinated Debt. The subordination provisions of the Boyd Subordinated Debt are enforceable against the holders of the Boyd Subordinated Debt by the Bank. The Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Boyd Subordination Agreement. The Borrower acknowledges that the Bank is entering into this Agreement and is making the Loans in reliance upon the subordination provisions of the Boyd Subordination Agreement and this Section 7.25.

Section 8.        AFFIRMATIVE COVENANTS.

         8.1. Compliance with Bank Regulatory Requirements; Increased Costs. If the Bank shall reasonably determine that any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Bank's or such controlling Person's capital as a consequence of the Bank's obligations hereunder or under any Letter of Credit to a level below that which the Bank or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Bank under this Agreement or under any Note with respect thereto, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Bank or such controlling Person such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Bank first made demand therefor.

         8.2. Borrower Existence. The Borrower shall at all times preserve and maintain, and shall cause each of its Subsidiaries to at all times preserve and maintain, (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which it is presently conducting. If the Borrower or any Subsidiary does not have an Organizational Identification Number and later obtains one, the Borrower shall promptly notify the Bank of such Organizational Identification Number.

         8.3. Compliance With Laws. The Borrower shall use the proceeds of the Loans to fund the Going Private Transaction, for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act ("BSA") laws and regulations, as amended.

         8.4. Payment of Taxes and Liabilities. The Borrower shall pay, and cause each Subsidiary to pay, and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

         8.5. Maintain Property. The Borrower shall at all times maintain, preserve and keep, and shall cause each of its Subsidiaries at all times to maintain, preserve and keep, its plant, properties and Equipment, including all Rolling Stock, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Bank to examine and inspect such plant, properties and Equipment, including any Rolling Stock, at all reasonable times.

         8.6. Maintain Insurance. The Borrower shall at all times maintain, and cause each Subsidiary to maintain, with insurance companies reasonably acceptable to the Bank, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers', public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Bank. The Borrower shall furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Bank. The Borrower shall cause each issuer of an insurance policy to provide the Bank with an endorsement (i) showing the Bank as loss payee with respect to each policy of property or casualty insurance; and (ii) providing that thirty (30) days notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. The Borrower shall execute and deliver to the Bank a collateral assignment, in form and substance satisfactory to the Bank, of each business interruption insurance policy maintained by the Borrower.

         In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section 8.6 or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (a) may, but need not, protect the Borrower's interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including the Collateral. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Bank purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

         8.7. ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

         8.8. Financial Statements. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower and its Subsidiaries, including:

                  (a) promptly when available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of (i) the annual audited consolidated financial statements of the Borrower and its Subsidiaries, including consolidated balance sheet, consolidated statement of income and retained earnings, consolidated statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Borrower and reasonably acceptable to the Bank; and

                  (b) promptly when available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the consolidated financial statements of the Borrower and its Subsidiaries regarding such fiscal quarter, including consolidated balance sheet, consolidated statement of income and retained earnings, consolidated statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as true and correct by the Borrower's treasurer or chief financial officer; and

                  (c) within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrower.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Bank. The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower and its Subsidiaries taken as a whole. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

         8.9. Supplemental Financial Statements. The Borrower shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

         8.10.    Borrowing Base Certificate. The Borrower shall, (a) within ten
(10) days after the end of each month, and (b) at any time the Borrower shall request a Loan hereunder, deliver to the Bank a Borrowing Base Certificate dated as of the last Business Day of such month, certified as true and correct by an authorized representative of the Borrower and acceptable to the Bank in its sole and absolute discretion, provided, however, at any time an Event of Default exists, the Bank may require the Borrower to deliver Borrowing Base Certificates more frequently.

         8.11. Aged Accounts Schedule. The Borrower shall, within thirty (30) days after the end of each month, deliver to the Bank an aged schedule of the Accounts of the Borrower and its Subsidiaries, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrower's treasurer or chief financial officer.

         8.12. Covenant Compliance Certificate. The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to
Section 8.8, deliver to the Bank a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants set forth in Section 10 and stating that the Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it, which compliance certificate shall be substantially in the form attached hereto as Exhibit 8.12.

         8.13. Field Audits. The Borrower shall permit the Bank to inspect, or cause to be inspected, the tangible assets and/or other business operations of the Borrower and each Subsidiary, to perform, or cause to be performed, appraisals of the Equipment (including Rolling Stock) of the Borrower and each Subsidiary, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to the Collateral, the results of which must be satisfactory to the Bank in the Bank's sole and absolute discretion. All such inspections or audits by the Bank shall be at the Borrower's sole expense; provided, however, that so long as no Event of Default or Unmatured Event of Default exists, the Borrower shall not be required to reimburse the Bank for (i) physical inspections of Rolling Stock more frequently than once each fiscal year or (ii) other inspections or audits more frequently than once each fiscal quarter.

         8.14. Other Reports. The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.

         8.15. Property Records. The Borrower shall keep, and shall cause each of its Subsidiaries to keep, full and accurate books and records relating to all its property and assets, including the Collateral and any Mortgaged Property, and shall mark such books and records to indicate the Bank's Lien in any such property or assets.

         8.16. Intellectual Property. The Borrower shall maintain, preserve and renew, and shall cause each Subsidiary to maintain, preserve and renew, all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

         8.17. Notice of Proceedings. The Borrower, promptly upon becoming aware, shall give written notice to the Bank of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

         8.18. Notice of Event of Default or Material Adverse Effect. The Borrower shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

         8.19. Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower or any of its Subsidiaries, the Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

         8.20. Further Assurances. The Borrower shall take, and cause each Subsidiary to take, such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Bank has and retains a first priority, perfected security interest in all the Collateral and that all Obligations under the Loan Documents are secured by all the Collateral, in each case as the Bank may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

         8.21. Banking Relationship. The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related service.

         8.22. Non-Utilization Fee. The Borrower agrees to pay to the Bank a non-utilization fee ("Non-Utilization Fee") equal to the total of (a) the Revolving Loan Commitment, minus (b) the sum of (i) the daily average of the aggregate principal amount of all Revolving Loans outstanding, plus (ii) the daily average of the aggregate amount of the Letter of Credit Obligations multiplied by the Applicable Non-Utilization Fee Rate, which non- utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable monthly in arrears on the last Business Day of each month, commencing on the last Business Day of September, 2004, and on the Revolving Loan Maturity Date.

         8.23. Post-Closing Covenants. Without limiting Borrower's obligations under Section 8.20 hereof, the Borrower shall cause each of the conditions specified in Schedule 8.23 hereof to be fully satisfied on or before the date specified for each such condition.

Section 9.        NEGATIVE COVENANTS.

         9.1. Debt. Neither the Borrower nor any of its Subsidiaries shall, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

                  (a) the Obligations under this Agreement and the other Loan Documents;

                  (b) obligations for Taxes, assessments, municipal or other governmental charges;

                  (c) obligations for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

                  (d) Debt of the Borrower to any Subsidiary Guarantor or of any Subsidiary Guarantor to Borrower;

                  (e)      Subordinated Debt;

                  (f) Hedging Obligations incurred in favor of the Bank or an Affiliate thereof for bona fide hedging purposes and not for speculation;

                  (g) Capitalized Lease Obligations, provided that the aggregate amount of all such Debt outstanding at any time, combined with obligations of the Borrower and its Subsidiaries for Operating Lease Expenses at such time, shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate;

                  (h) Debt for Capital Expenditures incurred after the date of this Agreement not to exceed Twenty-Three Million and 00/100 Dollars ($23,000,000.00) in the aggregate in any one fiscal year;

                  (i) provided such Debt is indefeasibly paid and terminated on or before the date that is twenty (20) Business Days after the Closing Date, the "Revolving Loans" and the "Letter of Credit Borrowings" as such terms are defined in the AmSouth Bank Credit Agreement; and

                  (j) Debt described on Schedule 9.1(i) and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased.

         9.2. Encumbrances. The Borrower shall not, and shall not permit any of its Subsidiaries to, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character, other than Permitted Liens, upon any of its assets, whether owned at the date hereof or hereafter acquired.

         9.3. Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, either directly or indirectly, make or have outstanding any Investment, except:

                  (a) contributions by the Borrower to the capital of any Subsidiary Guarantor, or by any Subsidiary Guarantor to the capital of any other Subsidiary Guarantor;

                  (b)      Investments constituting Debt permitted by Section
         9.1;

                  (c)      Contingent Liabilities constituting Debt permitted by
         Section 9.1 or Liens permitted by Section 9.2;

                  (d)      Cash Equivalent Investments;

                  (e) subject to Section 9.12 , bank deposits in the ordinary course of business;

                  (f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and

                  (g)      Investments listed on Schedule 9.3 as of the Closing
         Date.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

         9.4. Transfer; Merger; Sales. The Borrower shall not, and shall not permit any Subsidiary to, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary Guarantor into the Borrower or into any other Subsidiary Guarantor; (ii) any such purchase or other acquisition by the Borrower or any Subsidiary Guarantor of the assets or equity interests of any Subsidiary Guarantor, (b) sell, transfer, convey or lease all or any substantial part of its assets (other than pursuant to Lease Purchase Agreements with respect to tractors either listed on Schedule 6.1(c) or that are not Rolling Stock Collateral) or Capital Securities (including the sale of Capital Securities of any Subsidiary), or (c) sell or assign, with or without recourse, any Collateral or other property or assets of the Borrower or any of its Subsidiaries securing the Obligations.

         9.5. Issuance of Capital Securities. The Borrower shall not, and shall not permit any Subsidiary to, issue any Capital Securities other than (a) any issuance of shares of the Borrower's common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, or (b) any issuance of Capital Securities by a Subsidiary to the Borrower or another Subsidiary in accordance with Section 9.6.

         9.6.     Distributions.

                  (a) The Borrower shall not, and shall not permit any Subsidiary to, (a) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to any of its equityholders,
         (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof,
         (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing.

                  (b) Notwithstanding anything in Section 9.6(a) to the contrary, (i) any Subsidiary may pay dividends or make other distributions to the Borrower, (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom and, immediately thereafter, there is Revolving Loan Availability of not less than $750,000.00, the Borrower may make payments in respect of the Boyd Subordinated Debt to the extent permitted under the Boyd Subordination Agreement, and (iii) as provided in Section 9.6(c) hereof.

                  (c) If the Borrower were to deliver to the Bank evidence satisfactory to the Bank that the Borrower has validly elected to be taxed as a Subchapter S Corporation under the United States Internal Revenue Code, with respect to each fiscal year of Borrower for which such election has been granted and is in effect, the Borrower may make quarterly distributions to each of its shareholders in an amount not greater than the quarterly estimated income tax payments required to be made by each such shareholder based upon the income of such shareholder accruing due to such election and based upon the operations of the Borrower and the resulting federal tax liability of such shareholder. In the event that the aggregate amount of such quarterly distributions to any shareholder for estimated federal income tax payments in any tax year is less than the actual annual federal income tax liability of such shareholder in such tax year based upon the income of such shareholder accruing due to such election, the Borrower may make an additional distribution to such shareholder in the amount of such deficit with the first quarterly distribution for the immediately following calendar year. In the event that the aggregate amount of such quarterly distributions to any shareholder for estimated federal income tax payments for any year exceeds the actual annual federal income tax liability of such shareholder for such year based upon the income of such shareholder accruing due to such election, the failure of such shareholder, within thirty (30) days after the earlier of determination of such shareholder's annual federal income tax liability for such year and June 30 of the year immediately following such tax year, to make a contribution of capital to the Borrower in the amount of such excess shall be an Event of Default under this Agreement.

         9.7. Transactions with Affiliates. Except as set forth in Schedule 9.7, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower or any of its Subsidiaries other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate of the Borrower or such Subsidiary.

         9.8. Unconditional Purchase Obligations. The Borrower shall not, and shall not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

         9.9. Cancellation of Debt. The Borrower shall not, and shall not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

         9.10. Inconsistent Agreements. The Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower or any Subsidiary from granting to the Bank a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to the Borrower or any other Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

         9.11. Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by ABN AMRO Incorporated, an Affiliate of the Bank.

         9.12. Bank Accounts. The Borrower shall not establish, and shall not permit its Subsidiaries to establish, any new deposit or other bank accounts, other than deposit accounts or other bank accounts established at or with the Bank or payroll or other operating accounts solely for the purpose of covering checks issued to third parties, or amend or terminate the Lockbox or the Lockbox Agreement, without the prior written consent of the Bank.

         9.13. Business Activities; Change of Legal Status and Organizational Documents. The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (b) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Bank, except that the Borrower may amend its organizational documents as contemplated by the Merger Agreement.

Section 10.       FINANCIAL COVENANTS.

         10.1. Tangible Net Worth. As of the end of each of its fiscal quarters commencing with the fiscal quarter ending December 31, 2004, the Borrower and its Subsidiaries shall maintain consolidated Tangible Net Worth in an amount not less than Seven Million and 00/100 Dollars ($7,000,000.00).

         10.2. Total Modified Funded Debt to EBITDA. As of the end of each of its fiscal quarters commencing with the fiscal quarter ending December 31, 2004, the Borrower and its Subsidiaries shall maintain a ratio of (a) the sum of consolidated Modified Funded Debt to (b) consolidated EBITDA for the twelve month period ending on the last day of such fiscal quarter plus any Net Gain from the Sale of Rolling Stock for the twelve month period ending on the last day of such fiscal quarter, of not greater than
3.00 to 1.00

         10.3. Fixed Charge Coverage. As of the end of each of its fiscal quarters commencing with the fiscal quarter ending December 31, 2004, the Borrower and its Subsidiaries shall maintain a ratio of (a) the total for the twelve month period ending on the last day of such fiscal quarter of EBITDA plus Net Gain from the Sale of Rolling Stock minus the sum of all income taxes paid in cash by the Borrower and its Subsidiaries and all Capital Expenditures which are not financed with Funded Debt, to (b) the sum of (i) Interest Charges for such twelve month period plus (ii) an amount equal to 22.5% of the sum of Funded Debt minus Letter of Credit Obligations as of the last day of such fiscal quarter, of not less than 1.00 to 1.00.

         10.4. Capital Expenditures. The Borrower and its Subsidiaries shall not, individually or collectively, incur Capital Expenditures (other than to acquire trucks and trailers in the ordinary course of their business) in an amount greater than Seven Hundred Fifty Thousand ($750,000.00) in the aggregate during any fiscal year.

Section 11.       EVENTS OF DEFAULT.

         The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default").

         11.1. Nonpayment of Obligations. Any amount due and owing on any Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

         11.2. Misrepresentation. Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Bank shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Bank by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

         11.3. Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement (other than for the payment of Obligations) and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty
(30) days after the Borrower receives notice or knowledge from any source of such failure to perform or default in performance, or in the other Loan Documents or any other agreement with the Bank and such failure to perform or default in performance continues beyond any applicable grace or cure period.

         11.4. Default under Loan Documents. Any "Event of Default" (as defined therein) shall occur under any of the other Loan Documents or the Boyd Subordinated Debt Agreement.

         11.5. Default under Other Debt. Any default by any Obligor in the payment of any Debt for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

         11.6. Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

         11.7. Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor, or remains undismissed for sixty (60) days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

         11.8. Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor which is not fully covered by insurance and which judgment or other process could reasonably be expected to have a Material Adverse Effect. .

         11.9.    Change in Control. The occurrence of any Change in Control.

         11.10. Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under any of the Security Agreements and such judgment or other process shall not have been, within thirty
(30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any of the Security Agreements, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which, in each case, causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be materially impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed reasonably necessary by the Bank to preserve and maintain the value and collectability of the Collateral.

         11.11. Material Adverse Effect. The occurrence of any development, condition or event which has, or would reasonably be expected to have, a Material Adverse Effect.

         11.12. Guaranty. There is discontinuance by any of the Guarantors of any of the Guarantees, or any of the Guarantors shall contest the validity of such Guaranty.

         11.13. Subordinated Debt. The subordination provisions of the Boyd Subordinated Debt Agreement or the Boyd Subordination Agreement, or of any other Subordinated Debt, shall for any reason be revoked or invalid or otherwise cease to be in full force and effect. The Borrower shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

Section 12.       REMEDIES.

         Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.7, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrower, any of the Guarantors or any of the Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

         12.1. Possession and Assembly of Collateral. The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower's premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store and conduct a sale of the same in any of the Borrower's premises without cost to the Bank. At the Bank's request, the Borrower will, at the Borrower's sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

         12.2. Sale of Collateral. The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Borrower acknowledges that the Bank may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys' and paralegals' fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Bank or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Bank shall deem appropriate. The Borrower expressly absolves the Bank from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

         12.3. Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of,
(c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank's exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

         12.4. UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys' and paralegals' fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

         12.5. Additional Remedies. The Bank shall have the right and power to:

                  (a) instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

                  (b) enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

                  (c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

                  (d) extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

                  (e) grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

                  (f) transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank's nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

                  (g)      make an election with respect to the Collateral under
         Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank's rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and

                  (h) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank's rights hereunder, under any Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

         12.6. Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower's true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower's name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank's security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including endorsing the Borrower's name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

         12.7. No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

         12.8. Application of Proceeds. The Bank will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys' fees and legal expenses as provided for in Section 13 hereof.

         12.9. No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         12.10. Letters of Credit. With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 12, the Borrower shall at such time deposit in a cash collateral account opened by the Bank an amount equal to the Letter of Credit Obligations then outstanding. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations, in such order of application as the Bank may, in its sole discretion, from time to time elect. After all such Letters of Credit shall have expired or been fully drawn upon, all commitments to make Loans hereunder have terminated and all other Obligations have been indefeasibly satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrower or such other Person as may be lawfully entitled thereto.

Section 13.       MISCELLANEOUS.

         13.1. Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank's rights with respect to the Collateral:

                  (a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

                  (b) release by the Bank of any of the Borrower, any of the Guarantors or all or any part of the Collateral or of any party liable with respect to the Obligations;

                  (c) release, extension, renewal, modification or substitution by the Bank of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of any of the Guarantors or other guarantor of the Obligations; or

                  (d) failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

         13.2.    Entire Agreement. This Agreement and the other Loan Documents
(i) are valid, binding and enforceable against the Borrower and the Bank in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Bank, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank merely because of the Bank's involvement in their preparation.

         13.3. Amendments; Waivers. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         13.4.    [Reserved].


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

         13.5. FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         13.6. WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

         13.7. Assignability. The Bank may at any time assign the Bank's rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Bank's rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term "Borrower" shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

         13.8. Confirmations. The Borrower and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

         13.9. Confidentiality. The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Borrower and designated as confidential, except that the Bank may disclose such information (a) to Persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Bank's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (f) to any nationally recognized rating agency that requires access to information about the Bank's investment portfolio in connection with ratings issued with respect to the Bank; (g) to any Affiliate of the Bank who may provide Bank Products to the Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of the Bank.

         13.10. Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

         13.11. Governing Law. This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

         13.12. Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         13.13. Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the

Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been indefeasibly paid in full in cash. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

         13.14. Extensions of Bank's Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Bank's commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for any Note.

         13.15. Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

         13.16. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall deemed to be originals thereof.

         13.17. Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank's rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

         If to the Borrower:       Boyd Bros. Transportation Inc.
                                   3275 Highway 30
                                   Clayton, Alabama  36016
                                   Attention: Richard Bailey
                                   Telecopy: (334) 775-9310

         If to the Bank:           LaSalle Bank National Association
                                   135 South La Salle Street
                                   Chicago, Illinois  60603
                                   Attention:  Commercial Lending Division
                                   Telecopy: ______________________

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery;
(ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         13.18. Release of Claims Against Bank. In consideration of the Bank making the Loans, the Borrower and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank from the date of their respective first contact with the Bank until the date of this Loan Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank. The Borrower and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Loans to the Borrower.

         13.19. Costs, Fees and Expenses. The Borrower shall pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or in connection with the perfection of security interests granted herein of in the other Loan Documents, or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants' fees and attorneys' fees and time charges of counsel to the Bank, which shall also include attorneys' fees and time charges of attorneys who may be employees of the Bank or any Affiliate of the Bank and, in connection with activities undertaken by non-attorney employees of the Bank to perfect security interests granted herein or in the other Loan Documents, reasonable time charges of such employees of the Bank, plus costs and expenses of such attorneys or of the Bank; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank on demand. If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower's business or affairs, or
(iii) to enforce any rights of the Bank against the Borrower or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Bank's rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any


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manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

         13.20. Indemnification The Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank's rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

         13.21. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

         13.22. Customer Identification - USA Patriot Act Notice. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the "Act"), and the Bank's policies and practices, the Bank is


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required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Act.

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         IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

                                 BOYD BROS. TRANSPORTATION INC.,
                                 a Delaware corporation


                                 By:         /S/ GAIL B. COOPER
                                      ----------------------------------------
                                 Name:  Gail B. Cooper
                                      ----------------------------------------
                                 Title: President and Chief Executive Officer
                                      ----------------------------------------


                                 Agreed and accepted:

                                 LASALLE BANK NATIONAL ASSOCIATION,
                                 a national banking association


                                 By:
                                      ----------------------------------------

                                 Name:
                                      ----------------------------------------

                                 Title:
                                      ----------------------------------------



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